UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2022

QUANTUM FINTECH ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-40009	85-3286402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4221 W. Boy Scout Blvd.,

Suite 300

Tampa, FL 33607

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (813) 257-9366

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Common Stock and one redeemable Warrant	QFTA.U	The New York Stock Exchange
Common Stock, par value $0.0001 per share	QFTA	The New York Stock Exchange
Warrants, each warrant exercisable for one-half of one share of Common Stock at an exercise price of $11.50	QFTAW	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry Into a Material Definitive Agreement.

Business Combination Agreement

On November 16, 2022, Quantum FinTech Acquisition Corporation (the “Company”), a Delaware corporation, entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“New Pubco”), Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), AtlasClear, Inc., a Wyoming corporation (“AtlasClear”), Atlas FinTech Holdings Corp., a Delaware corporation (“Atlas FinTech”) and Robert McBey.

The Business Combination Agreement was unanimously approved by the Company’s board of directors based upon the unanimous recommendation of a special committee of independent directors. If the Business Combination Agreement is approved by the Company’s stockholders, and the transactions contemplated by the Business Combination Agreement are consummated, (i) Merger Sub 1 will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 2 will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco (collectively, the “Business Combination”).

Prior to the closing of the Business Combination (the “Closing”), AtlasClear will receive certain assets from Atlas FinTech and Atlas Financial Technologies Corp., will complete the acquisition of broker-dealer Wilson-Davis & Co., Inc. (“WDCO”) and will consummate the transaction with Pacsquare Technologies, LLC (“Pacsquare”). In addition, at Closing, the definitive agreement pursuant to which AtlasClear has agreed to acquire Commercial Bancorp, a Wyoming corporation (“CB”) shall continue to be in full force and effect (the “CB Merger Agreement”). The Company expects the Closing to occur before the closing of the transactions contemplated by the CB Merger Agreement (the “CB Closing”)

At the Closing, AtlasClear stockholders will receive merger consideration in shares of New Pubco common stock equal to the quotient of (i) $75.4 million, less the purchase prices for WDCO and CB, divided by (ii) $10.

In addition, the AtlasClear stockholders will receive up to 5,944,444 shares of New Pubco common stock (the “Earn Out Shares”). The Earn Out Shares will be issued to AtlasClear stockholders upon certain milestones (based on the achievement of certain price targets of New Pubco common stock following the Closing). In the event such milestones are not met within the first 18 months following the Closing, the Earn Out Shares will be cancelled. Atlas FinTech will also receive up to $20 million of New Pubco common stock (“Software Products Earn Out Shares”), which will be issued to Atlas FinTech upon certain milestones based on the achievement of certain revenue targets of software products contributed to AtlasClear by Atlas FinTech and Atlas Financial Technologies Corp. following the Closing. The revenue targets will be measured yearly for the five years following Closing, with no catch-up between the years.

In connection with the Closing, each share of the Company’s common stock (“Company Common Stock”) (other than shares held by Atlas FinTech) that is outstanding and has not been redeemed will be converted into one share of New Pubco common stock.

Each outstanding warrant to purchase Company Common Stock (“Company Warrant”) (other than Private Warrants, described below) will become a warrant to purchase one-half of a share of New Pubco common stock. Each outstanding warrant to purchase Company Common Stock initially issued in a private placement in connection with the Company’s initial public offering (“Private Warrant”) will become a warrant to purchase one share of New Pubco common stock.

Atlas FinTech, which directly or indirectly holds shares of Company Common Stock and Private Warrants, has agreed to transfer, or cause to transfer, up to 1,279,426.82 of Company Common Stock and up to 1,657,578.65 of the Private Warrants held indirectly by it to potential sources of debt, equity or financing if the Company pursues financing between signing and the Closing. Any of such Company Common Stock or Private Warrants remaining following any transfers for potential financing will be forfeited for no consideration.

Conditions to Closing

The Closing is subject to certain customary conditions, including, among other things, (i) approval by the Company’s stockholders of the Business Combination Agreement, (ii) the effectiveness of a registration statement on Form S-4 by New Pubco relating to the Business Combination and containing a proxy statement of the Company, (iii) the approval for listing on The New York Stock Exchange of the shares of New Pubco common stock to be issued in the Business Combination, (iv) the completion of the contribution of certain specified assets from Atlas FinTech and Atlas Financial Technologies Corp. to AtlasClear, (v) the completion by AtlasClear of the acquisition of WDCO, (vi) the CB Merger Agreement remaining in effect and (vii) available cash at closing of at least $40 million. In addition, the Closing is subject to the condition that the Company has at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have made representations, warranties and covenants that are customary for transactions of this nature.

Termination

The Business Combination Agreement may be terminated by either AtlasClear or the Company under certain circumstances, including, among others, (i) by mutual written consent of both AtlasClear and the Company, (ii) by either AtlasClear or the Company if the Closing has not occurred on or before February 9, 2023 (provided, that if the Company seeks and obtains an extension to the deadline by which it must complete its business combination, the Company shall have the right by providing notice to AtlasClear to extend such date for up to the shorter of (a) up to two additional periods equal to three additional months each (for a total of not more than six months in the aggregate), (b) the period ending on the last date for the Company to consummate its business combination pursuant to such extension and (c) such period as determined by the Company), (iii) by either AtlasClear or the Company if a government authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, (iv) by either AtlasClear or the Company if the other party has materially breached their respective representations or covenants under the Business Combination Agreement and has not timely cured such breach, (v) by the Company if there has been a material adverse effect on the Company that is not timely cured, (vi) by the Company if the agreements for the contribution of Atlas FinTech assets or the acquisitions of WDCO, CB or Pacsquare assets are terminated or if it is reasonably likely that the conditions in the acquisition agreements for WDCO or CB cannot be satisfied, (vii) by either AtlasClear or the Company if the Company has held a stockholder meeting to approve the Business Combination and approval of the Business Combination has not been obtained by the requisite number of stockholders of the Company and (viii) by the Company if all required financial statements for the Form S-4 are not delivered within 30 days from the date of the Business Combination Agreement.

The foregoing description of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Business Combination Agreement contains representations, warranties and covenants that the parties to the Business Combination Agreement made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The Business Combination Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about the Company, AtlasClear or any other party to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement (other than as expressly provided for in the Business Combination Agreement), may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties, covenants or agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Purchaser Support Agreement

In connection with the Company’s entrance into the Business Combination Agreement, it also entered into a Purchaser Support Agreement (the “Purchaser Support Agreement”) with AtlasClear, Quantum Ventures LLC (“Quantum Ventures”) and the Company’s directors and officers (collectively with Quantum Ventures, the “Sponsors”), pursuant to which, among other things, the Sponsors will agree to vote (or cause to vote) any of the shares of Company Common Stock held by them in favor of the Business Combination at any meeting of the Company stockholders and to not redeem any such shares in connection with the transactions contemplated by the Business Combination Agreement. Quantum Ventures also agreed to transfer up to 1,279,426.82 of the Company Common Stock and up to 1,657,578.65 of the Private Warrants held directly or indirectly by Atlas FinTech to potential sources of debt, equity or financing if the Company pursues financing between signing and the Closing and that any of such Company Common Stock or Private Warrants remaining following any transfers for potential financing will be forfeited for no consideration at the Closing.

The foregoing description of the Purchaser Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Purchaser Support Agreement, the form of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Registration Rights Agreement and Lock-Up Agreement

In connection with the Company’s entry into the Business Combination Agreement, the Company, New Pubco, AtlasClear’s stockholders and the Sponsors entered into a Registration Rights and Lock-Up Agreement (the “Registration Rights Agreement”), which will be effective at Closing and pursuant to which New Pubco agreed, among other things, to provide the parties thereto customary demand, shelf and piggy-back rights on secondary offerings, subject to customary cut-back provisions and coordinated offerings. New Pubco has agreed to file a resale shelf registration statement within 45 days of Closing and to effect up to five underwritten offerings each expected to yield gross proceeds of more than $10 million.

The Sponsors will agree to transfer shares of New Pubco common stock received at Closing into an escrow account, which will be released (i) 50% on the earlier of six months from Closing and the date on which the New Pubco common stock equals or exceeds $12.50 for 20 days in any 30-day trading window; and (ii) 50% on the six-month anniversary of Closing. In addition, the Sponsors will agree to a lockup of Private Warrants for 30 days after Closing.

AtlasClear’s stockholders, including Atlas FinTech, will agree to a lockup of shares of New Pubco common stock received at Closing for one year following Closing, provided that such lockup shall be released early if the New Pubco common stock equals or exceeds $12.50 for 20 days in any 30-day trading window.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, the form of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Commercial Bancorp Merger Agreement

In connection with the Company’s entry into the Business Combination Agreement, AtlasClear, CB and New Pubco, with respect to Section 6.16 only, entered into the CB Merger Agreement.

If the CB Merger Agreement is approved by CB’s stockholders, and the transactions contemplated by the CB Merger Agreement are consummated, a wholly-owned subsidiary of AtlasClear shall merge with and into CB, with CB continuing as the surviving corporation and a wholly-owned subsidiary of AtlasClear, and immediately thereafter, CB will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco (the “CB Acquisition”).

The CB Closing is subject to certain customary conditions, including, among other things, (i) approval by the stockholders of CB, CB’s wholly-owned subsidiary, Farmers State Bank, AtlasClear and New Pubco, (ii) receipt of certain regulatory approvals and (iii) the prior completion of the Business Combination. The Company expects the Closing to occur before the CB Closing.

At the CB Closing, CB stockholders will be entitled to elect to receive merger consideration (i) in cash or (ii) in a mix of cash and shares of New Pubco common stock. CB stockholders electing to receive merger consideration in cash will receive two times the adjusted estimated book value of common stock of CB at the CB Closing, plus a pro rata share of certain valuation and tax benefits. CB stockholders electing to receive merger consideration in a mix of cash and shares of New Pubco common stock will receive three times the adjusted estimated book value of common stock of CB at the CB Closing, plus a pro rata share of certain valuation and tax benefits, paid one-third in cash and two-thirds in New Pubco common stock, valued at $10 per share.

New Pubco is party to the CB Merger Agreement solely with respect to Section 6.16, pursuant to which New Pubco has agreed to use reasonable best efforts to include New Pubco common stock issuable in connection with the CB Acquisition on the Form S-4 to be filed in connection with the Business Combination. To the extent the SEC does not permit the New Pubco common stock issuable in connection with the CB Acquisition to be included on the Form S-4 to be filed in connection with the Business Combination, New Pubco has agreed to offer and issue the New Pubco common stock to CB stockholders in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). If shares of New Pubco common stock are issued to CB stockholders pursuant to a transaction exempt from the registration requirements of the Securities Act, New Pubco has agreed to a resale shelf registration statement within 30 days of the CB Closing.

New Pubco’s obligations under the CB Merger Agreement automatically terminate if the Business Combination Agreement is terminated.

The foregoing description of the CB Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, which is filed as Exhibit 10.3 hereto and is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement

As previously disclosed, on November 4, 2021, the Company entered into an Agreement and Plan of Merger (the “TS Merger Agreement”) by and among the Company, TradeStation Group, Inc., a Florida corporation (“TradeStation”), and TSG Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of TradeStation (“TS Merger Sub”) pursuant to which, among other things, TS Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation and a wholly-owned subsidiary of TradeStation.

On November 15, 2022, the Company sent a notice to TradeStation terminating the TS Merger Agreement pursuant to Section 12.01(b) thereof.

The foregoing description of the TS Merger Agreement is subject to and qualified in its entirety by reference to the full text of the TS Merger Agreement, as amended, which is included as Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on November 10, 2021, Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on December 20, 2021 and Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on April 28, 2022.

Item 7.01. Regulation FD Disclosure.

On November 16, 2022, the Company and AtlasClear issued a joint press release announcing the execution of the Business Combination Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information of the information in this Item 7.01, including Exhibit 99.1.

 Additional Information and Where to Find It

In connection with the proposed Business Combination and related transactions contemplated in connection therewith (the “Proposed Transaction”), New Pubco intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) containing a preliminary proxy statement of the Company and prospectus of New Pubco. After the Registration Statement is declared effective, the Company will mail a definitive proxy statement/prospectus relating to the Proposed Transaction to its stockholders. Company stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus included in the Registration Statement and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the Proposed Transaction, as these materials will contain important information about New Pubco, the Company, AtlasClear, WDCO, CB and the Proposed Transaction. When available, the definitive proxy statement/ prospectus will be mailed to Company stockholders as of a record date to be established for voting on the Proposed Transaction.

The Company’s stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Quantum FinTech Acquisition Corporation, 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607, Attention: Investor Relations or by email at IR@qftacorp.com.

Participants in Solicitation

The Company, AtlasClear, and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the Company stockholders with respect to the Proposed Transaction. Company stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of the Company in the Company’s Annual Report on Form 10-K, filed with the SEC on March 10, 2022, as amended, which is available free of charge at the SEC’s website at www.sec.gov. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Company stockholders in connection with the Proposed Transaction and other matters to be voted upon at its special meeting of stockholders will be set forth in the proxy statement/prospectus for the Proposed Transaction when available. Additional information regarding the interests of participants in the solicitation of proxies from the Company’s stockholders with respect to the Proposed Transaction will be contained in the proxy statement/prospectus for the Proposed Transaction when available.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains, and certain oral statements made by representatives of the Company and AtlasClear and their respective affiliates from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect the Company’s and AtlasClear’s current views with respect to, among other things, the future operations and financial performance of the Company, AtlasClear and the combined company. Forward-looking statements in this Current Report on Form 8-K or such oral statements, may be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “foreseeable,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “proposed” “predict,” “project,” “seek,” “should,” “target,” “trends,” “will,” “would” and similar terms and phrases . These forward-looking statements include, but are not limited to, statements as to (i) expectations regarding the Proposed Transaction, including timing for its consummation, (ii) anticipated use of proceeds from the transaction, (iii) the Company’s and AtlasClear’s expectations as to various operational results and market conditions, (iv) AtlasClear’s anticipated growth strategy, including the proposed acquisitions, (v) anticipated benefits of the Proposed Transaction and proposed acquisitions, (vi) the financial technology of the combined entity and (vii) expected listing of the combined company.

The forward-looking statements contained in this Current Report on Form 8-K are based on the current expectations of the Company, AtlasClear and their respective management and are subject to risks and uncertainties. No assurance can be given that future developments affecting the Company, AtlasClear or the combined company will be those that are anticipated. Actual results may differ materially from current expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond the control of the Company and AtlasClear. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Factors that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them.

Such factors include, but are not limited to: the risk that the transaction may not be completed in a timely manner or at all; the risk that the transaction closes but AtlasClear’s acquisition of CB does not close as a result of the failure to satisfy the conditions to closing such acquisition (including, without limitation, the receipt of approval of CB’s stockholders and receipt of required regulatory approvals),the failure to obtain requisite approval for the transaction or meet other closing conditions; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement in respect of the transaction; failure to achieve sufficient cash available (taking into account all available financing sources) following any redemptions of the Company’s public stockholders; failure to obtain the requisite approval of the Company’s stockholders; failure to meet relevant listing standards in connection with the consummation of the transaction; failure to recognize the anticipated benefits of the transaction, which may be affected by, among other things, competition, the ability of the combined entity to maintain relationships with customers and suppliers and strategic alliance third parties, and to retain its management and key employees; potential litigation relating to the proposed transaction; changes to the proposed structure of the transaction that may be required or appropriate as a result of the announcement and execution of the transaction; unexpected costs and expenses related to the transaction; estimates of AtlasClear and the combined company’s financial performance being materially incorrect predictions; AtlasClear’s failure to complete the proposed acquisitions on favorable terms to AtlasClear or at all; AtlasClear’s inability to integrate, and to realize the benefits of, the proposed acquisitions; changes in general economic or political conditions; changes in the markets that AtlasClear targets or the combined company will target; slowdowns in securities or cryptocurrency trading or shifting demand for trading, clearing and settling financial products; the impact of the ongoing COVID-19 pandemic; any change in laws applicable to the Company or AtlasClear or any regulatory or judicial interpretation thereof; and other factors, risks and uncertainties, including those to be included under the heading “Risk Factors” in the proxy statement/prospectus to be later filed with the SEC, and those included under the heading “Risk Factors” in the Company’s 2021 Form 10-K and its subsequent filings with the SEC. The Company and AtlasClear caution that the foregoing list of factors is not exhaustive. Any forward-looking statement made in this Current Report on Form 8-K speaks only as of the date hereof. Plans, intentions or expectations disclosed in forward-looking statements may not be achieved and no one should place undue reliance on such forward-looking statements. Neither the Company nor AtlasClear undertake any obligation to update, revise or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

No Offer or Solicitation

This Current Report on Form 8-K shall not constitute a “solicitation” as defined in Section 14 of the Securities Exchange Act of 1934, as amended. This Current Report on Form 8-K does not constitute an offer, or a solicitation of an offer, to buy or sell any securities, investment or other specific product, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities, investment or other specific product in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.

No Assurances

There can be no assurance that the proposed Business Combination will be completed, nor can there be any assurance, if the proposed Business Combination is completed, that the potential benefits of combining the companies will be realized.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1	Business Combination Agreement, dated November 16, 2022, by and among Quantum FinTech Acquisition Corporation, Calculator New Pubco, Inc., Calculator Merger Sub 1, Inc., Calculator Merger Sub 2, Inc., AtlasClear, Inc., Atlas FinTech Holdings Corp., and Robert McBey.

10.1	Purchaser Support Agreement, dated November 16, 2022, by and among Quantum Ventures LLC, Quantum FinTech Acquisition Corporation, AtlasClear, Inc. and certain directors and officers of Quantum FinTech Acquisition Corporation party thereto.

10.2	Registration Rights and Lock-Up Agreement, dated November 16, 2022, by and among Calculator New Pubco, Inc. and the stockholders of AtlasClear and Quantum FinTech Acquisition Corporation party thereto.

10.3	Agreement and Plan of Merger, dated November 16, 2022, by and among AtlasClear, Inc. and Commercial Bancorp and, with respect to Section 6.16 only, Calculator New Pubco, Inc.

99.1	Joint Press Release dated November 16, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FINTECH ACQUISITION CORPORATION

	By:	/s/ John Schaible
Name: John Schaible
Title: Chief Executive Officer

Dated: November 16, 2022